EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-197713, 333-126924, 333-91863, and 333-235881 on Form S-8 and No. 333-223410 on Form S-3 of our reports dated February 19, 2020, relating to the financial statements of Tanger Factory Outlet Centers, Inc. and subsidiaries, and the effectiveness of Tanger Factory Outlet Centers, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tanger Factory Outlet Centers, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 19, 2020